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Exhibit 23.5

March 19, 2018

Emerge Energy Services LP
5600 Clearfork Main Street, Suite 400
Fort Worth, TX 76109

Ladies and Gentlemen:

        The undersigned hereby consents to the incorporation by reference in this Registration Statement on Form S-3, including any amendment thereto, any related prospectus and any related prospectus supplement (the "Registration Statement"), of information contained in Emerge Energy Services LP's Annual Report on Form 10-K for the year ended December 31, 2017 relating to our reports setting forth the estimates of reserves of Superior Silica Sands LLC as of December 31, 2017. We also consent to all references to us contained in the Registration Statement, including in the prospectus under the heading "Experts".

Respectfully submitted,
Westward Environmental, Inc.
By:	/s/ CURT G. CAMPBELL, PE Name: Curt G. Campbell, PE Title: Vice President Engineering & Natural Resources

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  Exhibit 23.5